Exhibit 5.1

April 21, 2011

NeoMedia Technologies, Inc.
Two Concourse Parkway, Suite 500
Atlanta, GA 30328

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your special counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of 2,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of NeoMedia Technologies, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2011 Stock Incentive Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Plan, the Registration Statement, the Company’s certificate of incorporation, as amended, and current bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinion as to the DGCL is based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to, or effect on, any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality, or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Plan and the terms of the individual award agreements, as applicable, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP K&L Gates LLP